CONFIRMING STATEMENT

This Statement confirms that the undersigned has authorized and designated the members of the CACI SEC Reporting Committee as identified below, to execute and file on the undersign's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersign's ownership of or transactions in securities of CACI International Inc. The authority of the members of the CACI SEC Reporting Committee under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to the undersign's ownership of or transactions in securities of CACI International Inc, unless earlier revoked in writing. The undersigned acknowledges that the members of the CACI SEC Reporting Committee are not assuming any of the undersign's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

This Statement revokes the authority of any person named in any prior confirming statement related to the undersign's filing obligations with respect to the securities of CACI International Inc who is not named herein, and this statement replaces and supercedes any such prior confirming statement. Members of the CACI SEC Reporting Committee:

Thomas A. Mutryn Chief Financial Officer	Mary T. Peevy Executive Assistant

Arnold D. Morse Chief Legal Officer	Marjorie L. Crossman Legal Assistant

Carol P. Hanna Chief Accounting Officer	Jerry A. Reece Senior Vice President

July 30, 2008

Date

/s/ James L. Pavitt

Signature

James L. Pavitt

Printed Name